Exhibit 99.1

FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road Mechanicsburg, PA 17055
Select Medical Corporation Announces Results for
Fourth Quarter and Year Ended December 31, 2006
     MECHANICSBURG, PENNSYLVANIA — March 28, 2007 — Select Medical Corporation (“Select”) today announced results for its fourth quarter and year ended December 31, 2006.
     On February 24, 2005, Select consummated a merger with a wholly-owned subsidiary of Select Medical Holdings Corporation (“Holdings”) pursuant to which Select became a wholly-owned subsidiary of Holdings. Holdings is owned by an investor group that includes Welsh, Carson, Anderson & Stowe IX, LP (“Welsh Carson”), Thoma Cressey Bravo (“Thoma Cressey”) and members of Select’s senior management. As a result of the merger, Select’s assets and liabilities have been adjusted to their fair value as of the closing. Select also experienced an increase in aggregate outstanding indebtedness as a result of financing transactions associated with the merger. Accordingly, amortization expense and interest expense are higher in periods following the merger. Additionally, certain costs associated with the merger are reflected in the 2005 income statement periods. As a result, the financial statements for the periods before and after the merger are not comparable in certain respects. For ease of comparison, the 2005 financial data presented represents the combination of the period before the Merger, January 1, 2005 through February 24, 2005 with the period subsequent to the Merger, February 25, 2005 through December 31, 2005.
     For the fourth quarter ended December 31, 2006, net operating revenues decreased 2.7% to $445.7 million compared to $458.0 million for the same quarter, prior year. Income from operations decreased 8.8% to $59.1 million compared to $64.8 million for the same quarter, prior year. Net income increased 29.7% to $32.8 million compared to $25.3 million for the same quarter, prior year. Additionally, net income before interest, income taxes, depreciation and amortization, income from discontinued operations, loss on early retirement of debt, merger related charges, stock compensation expense, long-term incentive compensation, other income and minority interest (“Adjusted EBITDA”) for the fourth quarter decreased 7.3% to $71.8 million compared to $77.4 million for the same quarter, prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release.
     For the year ended December 31, 2006, net operating revenues decreased 0.4% to $1,851.5 million compared to $1,858.4 million for the prior year. Income from operations increased 116.5% to $257.9 million compared to $119.1 million for the prior year. Net income was $118.2 million compared to a net loss of $14.7 million for the prior year. Additionally, Adjusted EBITDA for the year ended December 31, 2006 decreased 6.5% to $308.3 million compared to $329.9 million for the prior year.

     On March 1, 2006, a subsidiary of Select sold all the issued and outstanding shares of Canadian Back Institute Limited (“CBIL”) for approximately C$89.8 million in cash (US $79.0 million). CBIL comprised Select’s entire Canadian operations. As a result of the sale, the operating results of CBIL have been reclassified and reported as discontinued operations for all reported periods, and its assets and liabilities have been reclassified as held for sale on Select’s December 31, 2005 balance sheet.
Specialty Hospitals
     At December 31, 2006, Select operated 92 long-term acute care hospitals and four acute medical rehabilitation hospitals. This compares to 97 long-term acute care hospitals and four acute medical rehabilitation hospitals operated at December 31, 2005. For the fourth quarter of 2006, net operating revenues for all of Select’s hospitals decreased 3.6% to $328.8 million compared to $341.1 million for the same quarter, prior year. Total patient days for the fourth quarter 2006 were 235,520, admissions were 9,546 and net revenue per patient day was $1,366. This compares to 245,165 days, 9,907 admissions and net revenue per patient day of $1,367 for the same quarter, prior year. For the hospitals opened or acquired as of January 1, 2005 and operated by Select throughout both periods, patient days in the fourth quarter of 2006 were 233,852 and admissions were 9,487, compared to 238,068 days and 9,662 admissions in the same quarter, prior year. Adjusted EBITDA for the segment decreased 10.7% to $65.1 million compared to $72.8 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment was 19.8% for the fourth quarter of 2006, compared to 21.4% for the same quarter, prior year. The Adjusted EBITDA margin for the hospitals opened or acquired as of January 1, 2005 and operated by Select throughout both periods was 21.0% for the fourth quarter of 2006, compared to 21.5% for the same quarter, prior year.
     For the year ended December 31, 2006, net operating revenues for all of Select’s hospitals increased 0.4% to $1,378.5 million compared to $1,372.5 million for the prior year. Total patient days for the year ended December 31, 2006 were 969,590, admissions were 39,668 and net revenue per patient day was $1,392. This compares to 985,025 days, 39,963 admissions and net revenue per patient day of $1,370 for the prior year. For the hospitals opened or acquired as of January 1, 2005 and operated by Select throughout both periods, patient days for the year ended December 31, 2006 were 951,872 and admissions were 39,026, compared to 948,916 days and 38,707 admissions in the prior year. Adjusted EBITDA for the segment for the year ended December 31, 2006 decreased 8.1% to $283.3 million compared to $308.1 million for the prior year. The Adjusted EBITDA margin for the segment for the year ended December 31, 2006 was 20.5%, compared to 22.5% for the prior year. The Adjusted EBITDA margin for the hospitals opened or acquired as of January 1, 2005 and operated by Select throughout both periods was 21.6% for the year ended December 31, 2006, compared to 22.9% for the prior year.
Outpatient Rehabilitation
     At December 31, 2006, Select operated 544 outpatient clinics. This compares to 608 outpatient clinics at December 31, 2005. For the fourth quarter of 2006, net operating revenues were $116.4 million compared to $116.3 million for the same quarter, prior year. Adjusted EBITDA for the fourth quarter increased 17.4% to $15.9 million compared to $13.5 million for the same quarter, prior year. The Adjusted EBITDA margin for the quarter was 13.7% compared to 11.6% in the same quarter, prior year. Patient visits for the quarter were 711,163 compared to 776,463 for the same quarter, prior year. Net revenue per visit was $98 for the fourth quarter of 2006 compared to $90 for the same quarter, prior year.
     For the year ended December 31, 2006, net operating revenues declined 2.2% to $470.3 million compared to $480.7 million for the prior year. Adjusted EBITDA for the year ended December 31, 2006 declined 1.7% to $64.8 million compared to $66.0 million for the prior year. The Adjusted EBITDA margin for the year ended December 31, 2006 was 13.8% compared to 13.7% in the prior year. Patient visits for the year ended December 31, 2006 were 2,972,243 compared to 3,308,620 for the prior year. Net revenue per visit was $94 for the year ended December 31, 2006 compared $89 for the prior year.
Agreement to Purchase HealthSouth Corporation Outpatient Rehabilitation Division
     On January 27, 2007, Select and HealthSouth Corporation (“HealthSouth”) entered into a Stock Purchase Agreement, pursuant to which Select agreed to acquire the outpatient rehabilitation division of HealthSouth for approximately $245.0 million. The purchase price is subject to adjustment based on the division’s net working capital on the closing date.
     The HealthSouth transaction, which is expected to close in the second quarter of 2007, is subject to a number of closing conditions, including receipt of regulatory approvals.
Agreement to Purchase Nexus Health Systems, Inc.
     On March 26, 2007, Select entered into a Stock Purchase Agreement with Nexus Health Systems, Inc. (“Nexus”), Neurobehavioral Management Services L.L.C., Nexus Health Inc. and the stockholders of Nexus Health Systems, Inc. to acquire substantially all of the assets of Nexus for approximately $49.0 million in cash plus the assumption of a capital lease. The purchase price is subject to adjustment based on Nexus’s net working capital, cash and indebtedness on the closing date.
     The Nexus transaction, which is expected to close in the second quarter of 2007, is subject to a number of closing conditions, including receipt of regulatory approvals.
Conference Call
     Select will host a conference call regarding its fourth quarter and full year results on Thursday, March 29, 2007, at 11:00 am EDT. The domestic dial in number for the call is 1-866-793-1343. The international dial in number is 1-703-639-1314.
* * * * *
     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 89 long-term acute care hospitals in 26 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States, with approximately 544 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/
     Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to those discussed in filings made by Select with the Securities and Exchange Commission. Many of the factors that will determine Select’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Select undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Investor inquiries:
Joel Veit, 717/972-1100

I. Condensed Consolidated Statements of Operations
(In thousands)
(unaudited)
For the Three Months Ended December 31, 2005 and 2006

			%
	2005	2006	Change
Net operating revenues	$457,958	$445,742	(2.7)%

Costs and expenses:

Cost of services	368,795	364,865	(1.1)%

General and administrative	10,534	10,003	(5.0)%

Bad debt expense	3,969	44	(98.9)%

Depreciation and amortization	9,812	11,713	19.4%

Income from operations	64,848	59,117	(8.8)%

Other income	2,360	448	(81.0)%
Interest income	256	555	116.8%
Interest expense	(23,631)	(24,673)	4.4%

Income from continuing operations before minority interests and income taxes	43,833	35,447	(19.1)%

Minority interests	426	319	(25.1)%

Income from continuing operations before income taxes	43,407	35,128	(19.1)%

Income tax expense	17,847	4,811	(73.0)%

Income from continuing operations	25,560	30,317	18.6%

Income (loss) from discontinued operations, net of tax	(295)	2,460	N/M

Net income	$25,265	$32,777	29.7%

II. Condensed Consolidated Statements of Operations
(In thousands)
(unaudited)
For the Years Ended December 31, 2005 and 2006

	Predecessor(1)	Successor(1)	Combined (2)	Successor (1)
	Period from	Period from
	January 1	February 25
	through	through	Year Ended	Year Ended
	February 24,	December	December 31,	December 31,
	2005	31, 2005	2005	2006	% Change
Net operating revenues	$277,736	$1,580,706	$1,858,442	$1,851,498	(0.4)%

Costs and expenses:

Cost of services	244,321	1,244,361	1,488,682	1,484,632	(0.3)%

General and administrative	122,509	59,494	182,003	43,514	(76.1)%

Bad debt expense	6,588	18,213	24,801	18,810	(24.2)%

Depreciation and amortization	5,933	37,922	43,855	46,668	6.4%

Income (loss) from operations	(101,615)	220,716	119,101	257,874	116.5%

Loss on early retirement of debt	(42,736)	—	(42,736)	—	N/M
Merger related charges	(12,025)	—	(12,025)	—	N/M
Other income	267	3,018	3,285	1,366	(58.4)%
Interest income	523	767	1,290	1,293	0.2%
Interest expense	(4,651)	(83,752)	(88,403)	(97,288)	10.1%

Income (loss) from continuing operations before minority interests and income taxes	(160,237)	140,749	(19,488)	163,245	N/M

Minority interests	330	1,776	2,106	1,414	(32.9)%

Income (loss) from continuing operations before income taxes	(160,567)	138,973	(21,594)	161,831	N/M

Income tax expense (benefit)	(59,794)	56,470	(3,324)	56,089	N/M

Income (loss) from continuing operations	(100,773)	82,503	(18,270)	105,742	N/M

Income from discontinued operations, net of tax (includes pretax gain of $13,950 in 2006)	522	3,072	3,594	12,478	247.2%

Net income (loss)	$(100,251)	$85,575	$(14,676)	$118,220	N/M

(1)	On February 24, 2005, Select Medical Corporation (“Select”) merged with a subsidiary of Select Medical Holdings Corporation (“Holdings”) and became a wholly owned subsidiary of Holdings. Select’s financial position and results of operations prior to the Merger are presented separately in the consolidated financial statements as “Predecessor” financial statements, while the financial position and results of operations following the Merger are presented as “Successor” financial statements. Due to the revaluation of assets as a result of purchase accounting associated with the Merger, the pre-merger financial statements are not comparable with those after the Merger in certain respects.

(2)	Although the Predecessor and Successor results are not comparable by definition in certain respects due to the Merger and the resulting revaluation, for ease of comparison, the financial data for the period after the merger, February 25, 2005 through December 31, 2005 (Successor period), has been added to the financial data for the period from January 1, 2005 through February 24, 2005 (Predecessor period), to arrive at the combined year ended December 31, 2005. As a result of the Merger, interest expense, loss on early retirement of debt, merger related charges, stock compensation expense, long-term incentive compensation, depreciation and amortization have been impacted.

III. Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31,	December 31,
	2005	2006
Assets
Cash	$35,861	$81,600
Restricted cash	6,345	4,335
Accounts receivable, net	256,798	199,927
Current deferred tax asset	59,135	42,613
Prepaid taxes	4,110	—
Current assets held for sale	13,876	—
Other current assets	19,725	16,762

Total Current Assets	395,850	345,237
Property and equipment, net	248,541	356,336
Goodwill	1,305,210	1,323,572
Other identifiable intangibles	86,789	79,230
Other assets held for sale	61,388	4,855
Other assets	65,591	68,412

Total Assets	$2,163,369	$2,177,642

Liabilities and Stockholder’s Equity
Payables and accruals	$296,765	$297,698
Income taxes payable	—	1,937
Current liabilities held for sale	4,215	—
Current portion of long term debt	6,516	6,209

Total Current Liabilities	307,496	305,844
Long term debt, net of current portion	1,315,764	1,224,509
Non-current deferred tax liability	25,771	30,721
Non-current liabilities held for sale	3,817	—
Minority interests	4,356	2,566
Stockholder’s equity	506,165	614,002

Total Liabilities and Stockholder’s Equity	$2,163,369	$2,177,642

IV. Key Statistics
(unaudited)
For the Three Months Ended December 31, 2005 and 2006

			%
	2005	2006	Change
Specialty Hospitals (a)

Number of hospitals — end of period	101	96	(5.0)%

Net operating revenues (,000)	$341,096	$328,775	(3.6)%

Number of patient days	245,165	235,520	(3.9)%

Number of admissions	9,907	9,546	(3.6)%

Net revenue per patient day (b)	$1,367	$1,366	(0.1)%

Adjusted EBITDA (,000)	$72,833	$65,067	(10.7)%

Adjusted EBITDA margin — all hospitals	21.4%	19.8%	(7.5)%
Adjusted EBITDA margin — same store hospitals (c)	21.5%	21.0%	(2.3)%

Outpatient Rehabilitation (d)

Number of clinics — end of period	608	544	(10.5)%

Net operating revenues (,000)	$116,348	$116,365	0.0%

Number of visits	776,463	711,163	(8.4)%

Revenue per visit (e)	$90	$98	8.9%

Adjusted EBITDA (,000)	$13,543	$15,903	17.4%

Adjusted EBITDA margin	11.6%	13.7%	18.1%

(a)	Specialty hospitals consist of long-term acute care hospitals and acute medical rehabilitation hospitals.

(b)	Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days.

(c)	Adjusted EBITDA margin — same store hospitals represents the Adjusted EBITDA margin for those hospitals opened or acquired on or before January 1, 2005 and operated throughout both periods.

(d)	Outpatient rehabilitation information for 2005 has been restated to remove the clinics operated by CBIL and sold on March 1, 2006, which is being reported as discontinued operations. Occupational health clinics have been reclassified as managed clinics.

(e)	Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include managed clinics or contract services revenue.

V. Key Statistics
(unaudited)
For the Years Ended December 31, 2005 and 2006

			%
	2005	2006	Change
Specialty Hospitals (a)

Number of hospitals — end of period	101	96	(5.0)%

Net operating revenues (,000)	$1,372,483	$1,378,543	0.4%

Number of patient days	985,025	969,590	(1.6)%

Number of admissions	39,963	39,668	(0.7)%

Net revenue per patient day (b)	$1,370	$1,392	1.6%

Adjusted EBITDA (,000)	$308,144	$283,270	(8.1)%

Adjusted EBITDA margin — all hospitals	22.5%	20.5%	(8.9)%
Adjusted EBITDA margin — same store hospitals (c)	22.9%	21.6%	(5.7)%

Outpatient Rehabilitation (d)

Number of clinics — end of period	608	544	(10.5)%

Net operating revenues (,000)	$480,711	$470,339	(2.2)%

Number of visits	3,308,620	2,972,243	(10.2)%

Revenue per visit (e)	$89	$94	5.6%

Adjusted EBITDA (,000)	$65,957	$64,823	(1.7)%

Adjusted EBITDA margin	13.7%	13.8%	0.7%

(a)	Specialty hospitals consist of long-term acute care hospitals and acute medical rehabilitation hospitals.

(b)	Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days.

(c)	Adjusted EBITDA margin — same store hospitals represents the Adjusted EBITDA margin for those hospitals opened or acquired on or before January 1, 2005 and operated throughout both periods.

(d)	Outpatient rehabilitation information for 2005 has been restated to remove the clinics operated by CBIL and sold on March 1, 2006, which is being reported as discontinued operations. Occupational health clinics have been reclassified as managed clinics.

(e)	Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include managed clinics or contract services revenue.

VI. Net Income to Adjusted EBITDA Reconciliation
(In thousands)
(unaudited)
For the Three Months and Years Ended December 31, 2005 and 2006
     The following table reconciles net income (loss) to Adjusted EBITDA for Select. Adjusted EBITDA is used by Select to report its segment performance in accordance with SFAS No. 131. Adjusted EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization, income from discontinued operations, loss on early retirement of debt, merger related charges, stock compensation expense, long-term incentive compensation, other income, and minority interest. We believe that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units.
     Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

			Predecessor (1)	Successor (1)	Combined (2)	Successor (1)
	Successor (1)		Period from	Period from
	Three Months Ended		January 1	February 25	For the	For the
	December 31,		through	through	Year Ended	Year Ended
	2005	2006	February 24, 2005	December 31, 2005	December 31, 2005	December 31, 2006

Net income (loss)	$25,265	$32,777	$(100,251)	$85,575	$(14,676)	$118,220
Income (loss) from discontinued operations, net of tax	295	(2,460)	(522)	(3,072)	(3,594)	(12,478)
Income tax expense (benefit)	17,847	4,811	(59,794)	56,470	(3,324)	56,089
Minority interest	426	319	330	1,776	2,106	1,414
Interest expense, net	23,375	24,118	4,128	82,985	87,113	95,995
Other income	(2,360)	(448)	(267)	(3,018)	(3,285)	(1,366)
Loss on early retirement of debt	—	—	42,736	—	42,736	—
Merger related charges	—	—	12,025	—	12,025	—
Stock compensation expense
Included in general and administrative	2,696	888	115,025	10,134	125,159	3,551
Included in cost of services	49	57	27,188	178	27,366	231
Long-term incentive compensation (3)	—	—	—	14,453	14,453	—
Depreciation and amortization	9,812	11,713	5,933	37,922	43,855	46,668

Adjusted EBITDA	$77,405	$71,775	$46,531	$283,403	$329,934	$308,324

Specialty hospitals	$72,833	$65,067	$44,384	$263,760	$308,144	$283,270
Outpatient rehabilitation	13,543	15,903	9,848	56,109	65,957	64,823
Other (4)	(8,971)	(9,195)	(7,701)	(36,466)	(44,167)	(39,769)

Adjusted EBITDA	$77,405	$71,775	$46,531	$283,403	$329,934	$308,324

(1)	On February 24, 2005, Select Medical Corporation (“Select”) merged with a subsidiary of Select Medical Holdings Corporation (“Holdings”) and became a wholly owned subsidiary of Holdings. Select’s financial position and results of operations prior to the Merger are presented separately in the consolidated financial statements as “Predecessor” financial statements, while the financial position and results of operations following the Merger are presented as “Successor” financial statements. Due to the revaluation of assets as a result of purchase accounting associated with the Merger, the pre-merger financial statements are not comparable with those after the Merger in certain respects.

(2)	Although the Predecessor and Successor results are not comparable by definition in certain respects due to the Merger and the resulting revaluation, for ease of comparison, the financial data for the period after the Merger, February 25, 2005 through December 31, 2005 (Successor period), has been added to the financial data for the period from January 1, 2005 through February 24, 2005 (Predecessor period), to arrive at the combined year ended December 31, 2005. As a result of the Merger, interest expense, loss on early retirement of debt, merger related charges, stock compensation expense,long-term incentive compensation, and depreciation and amortization have been impacted.

(3)	For the period from February 25 through December 31, 2005, $14.5 million of long-term compensation expense was included in general administrative expense on Select’s consolidated statement of operations.

(4)	Other primarily includes Select’s general and administrative costs.

The following tables reconcile specialty hospital same store information.

	Three Months Ended
	December 31, 2005	December 31, 2006
Specialty hospitals net operating revenue	$341,096	$328,775
Less: Specialty hospitals in development, opened or closed after 1/1/05	9,982	1,817

Specialty hospitals same store net operating revenue	$331,114	$326,958

Specialty hospitals Adjusted EBITDA	$72,833	$65,067
Less: Specialty hospitals in development, opened or closed after 1/1/05	1,496	(3,673)

Specialty hospitals same store Adjusted EBITDA	$71,337	$68,740

All specialty hospitals Adjusted EBITDA margin	21.4%	19.8%
Specialty hospitals same store Adjusted EBITDA margin	21.5%	21.0%

	Year Ended
	December 31, 2005	December 31, 2006
Specialty hospitals net operating revenue	$1,372,483	$1,378,543
Less: Specialty hospitals in development, opened or closed after 1/1/05	49,046	23,764

Specialty hospitals same store net operating revenue	$1,323,437	$1,354,779

Specialty hospitals Adjusted EBITDA	$308,144	$283,270
Less: Specialty hospitals in development, opened or closed after 1/1/05	5,404	(9,344)

Specialty hospitals same store Adjusted EBITDA	$302,740	$292,614

All specialty hospitals Adjusted EBITDA margin	22.5%	20.5%
Specialty hospitals same store Adjusted EBITDA margin	22.9%	21.6%

VII. Discontinued Operations Income Statement
(In thousands)
(unaudited)
For the Three Months and Years Ended December 31, 2005 and 2006
The following table summarizes the income statement information relating to our discontinued operations of CBIL sold on March 1, 2006:

	Successor (1)		Predecessor (1)	Successor (1)	Combined (2)	Successor (1)
			Period from	Period from
			January 1	February 25
	For the Three Months		through	through
	Ended December 31,		February 24,	December 31 ,	For the Year Ended December 31,
	2005	2006	2005	2005	2005	2006
Net operating revenues	$18,459	$—	$10,051	$60,161	$70,212	$12,902

Costs and expenses:
Cost of services	15,098	—	8,295	48,397	56,692	10,733
Bad debt expense	205	—	73	386	459	87
Depreciation and amortization	350	—	244	1,138	1,382	176

Income from discontinued operations	2,806	—	1,439	10,240	11,679	1,906

Other expense	434	—	267	1,092	1,359	—
Gain on sale	—	—	—	—	—	(13,950)
Interest expense (income)	(452)	—	83	(224)	(141)	(31)

Income from discontinued operations before minority interests and income taxes	2,824	—	1,089	9,372	10,461	15,887

Minority interests	257	—	139	1,242	1,381	340

Income from discontinued operations before income taxes	2,567	—	950	8,130	9,080	15,547

Income tax expense (benefit)	2,862	(2,460)	428	5,058	5,486	3,069

Income (loss) from discontinued operations, net of tax	$(295)	$2,460	$522	$3,072	$3,594	$12,478

(1)	On February 24, 2005, Select Medical Corporation (Select) merged with a subsidiary of Select Medical Holdings Corporation (“Holdings”) and became a wholly owned subsidiary of Holdings. Select’s financial position and results of operations prior to the Merger are presented separately in the consolidated financial statements as “Predecessor” financial statements, while the financial position and results of operations following the Merger are presented as “Successor” financial statements. Due to the revaluation of assets as a result of purchase accounting associated with the Merger, the pre-merger financial statements are not comparable with those after the Merger in certain respects.

(2)	Although the Predecessor and Successor results are not comparable by definition in certain respects due to the Merger and the resulting revaluation, for ease of comparison, the financial data for the period after the Merger, February 25, 2005 through December 31, 2005 (Successor period), has been added to the financial data for the period from January 1, 2005 through February 24, 2005 (Predecessor period), to arrive at the combined year ended December 31, 2005. As a result of the Merger, interest expense, loss on early retirement of debt, merger related charges, stock compensation expense, long-term incentive compensation and depreciation and amortization have been impacted.